EXHIBIT 21.1

SUBSIDIARIES OF HEALTHSTREAM, INC.

Names Under Which We Do Business	State or Other Jurisdiction of Incorporation or Organization

HealthStream Information Solutions Company	Nova Scotia, Canada

HSTM Group Australia PTY Limited	Australia

HSTM Group New Zealand	New Zealand